Exhibit 99.1

PRO FORMA INFORMATION REGARDING OVINTIV

On November 4, 2025, Ovintiv Inc. (“Ovintiv”), Ovintiv Canada ULC, a wholly-owned subsidiary of Ovintiv, and NuVista Energy Ltd., a corporation organized and existing under the laws of the Province of Alberta, Canada (“NuVista”), entered into an Arrangement Agreement, dated as of November 4, 2025 (the “Arrangement Agreement”), pursuant to which, on the terms and subject to the conditions set forth therein, Ovintiv has agreed to acquire NuVista in a stock-and-cash transaction, subject to satisfaction of certain closing conditions. The transaction will be effected by way of an arrangement (the “Arrangement”) under the Business Corporations Act (Alberta) in accordance with the plan of arrangement attached to the Arrangement Agreement.

Other than the NuVista U.S. Reserves Data (as defined herein), information included herein pertaining to NuVista has been furnished by NuVista. For further information regarding NuVista, please refer to its filings available via its SEDAR+ issuer profile at www.sedarplus.ca.

Unless otherwise indicated, references herein to “$” or “dollars” are to Canadian dollars and references herein to “US$” or “U.S. dollars” are to United States dollars. Words importing the singular include the plural and vice versa and words importing any gender include all genders.

Barrel of Oil Equivalency

“Boe” means barrel of oil equivalent. As included herein, all Boe conversions are derived by converting natural gas to crude oil at the ratio of six thousand cubic feet (“mcf”) of natural gas to one barrel (“bbl”) of crude oil. Boe may be misleading, particularly if used in isolation. A Boe conversion ratio of 6 mcf:1 bbl is based on an energy equivalency conversion method primarily applicable at the burner tip and does not represent value equivalency at the wellhead. Given that the value ratio based on the comparison of the current prices of natural gas and crude oil is significantly different from the energy equivalency conversion ratio of 6 mcf:1 bbl, utilizing a conversion ratio of 6 mcf:1 bbl may be misleading as an indication of value.

Reserves Classification

Reserves are estimated remaining quantities of crude oil, natural gas and related substances anticipated to be recoverable from known accumulations, as of a given date, based on analysis of drilling, geological, geophysical and engineering data, the use of established technology and specified economic conditions, which are generally accepted as being reasonable. Reserves can be classified into proved, probable and possible, according to the degree of certainty associated with the estimates. Most relevant are the categories of proved and probable, where: (i) proved reserves are those reserves that can be estimated with a high degree of certainty to be recoverable and it is likely that the actual remaining quantities recovered will exceed the estimated proved reserves; and (ii) probable reserves are those additional reserves that are less certain to be recovered than proved reserves and it is equally likely that the actual remaining quantities recovered will be greater or less than the sum of the estimated proved plus probable reserves.

Ovintiv’s reserves estimates as at and for the year ended December 31, 2024 contained in Ovintiv’s Annual Report for the year ended December 31, 2024 (the “Ovintiv Annual Report”) have been prepared in accordance with the United States Financial Accounting Standards Board’s ASC Topic 932 – Extractive Activities – Oil and Natural Gas under U.S. GAAP and subpart 1200 of Regulation S-K promulgated by the SEC (the “U.S. Standards”). The Canadian securities regulatory authorities have issued a decision document granting Ovintiv exemptive relief from the requirements contained in National Instrument 51-101 – Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). As a result of the decision, and provided that certain conditions set out in the decision are met on an ongoing basis, Ovintiv is not required to comply with the Canadian requirements of NI 51-101 and the Canadian Oil and Gas Evaluation Handbook prepared jointly by The Society of Petroleum Evaluation Engineers (Calgary Chapter) and the Canadian Institute of Mining, Metallurgy & Petroleum (Petroleum Society) as amended or superseded from time to time (the “COGE Handbook”). The decision permits Ovintiv to provide disclosure in respect of its oil and gas activities in the form permitted by, and in accordance with, the legal requirements imposed by the U.S. Securities and Exchange Commission (the “SEC”), the U.S. Securities Act of 1933, as amended, the U.S. Exchange Act of 1934, as amended, the Sarbanes-Oxley Act of 2002 and the rules of the New York Stock Exchange.

The information concerning NuVista’s reserves included herein was derived from the report prepared by GLJ Ltd. (“GLJ”) dated February 14, 2025, evaluating NuVista’s proved and probable reserves as at December 31, 2024 (the “NuVista Reserves Report”), which has been prepared in accordance with NI 51-101 and in accordance with the procedures and standards contained in the COGE Handbook and is contained in the annual information form of NuVista for the year ended December 31, 2024 and dated March 21, 2025 (the “NuVista AIF”).

Certain of NuVista’s historical reserves set forth herein were adjusted to comply with U.S. Standards and prepared as if the Arrangement had occurred on January 1, 2024 (the “NuVista U.S. Reserves Data”).

Estimates of reserves and future net revenue made in accordance with NI 51-101 will differ from corresponding U.S. Standards, and those differences may be material. For example, the U.S. Standards require United States oil and gas reporting companies, in their filings with the SEC, to disclose only proved reserves after the deduction of royalties and production due to others but permits the optional disclosure of probable and possible reserves in accordance with SEC’s definitions. Additionally, the COGE Handbook and NI 51-101 require disclosure of reserves and related future net revenue estimates based on forecast prices and costs, whereas the U.S. Standards require that reserves and related future net revenue be estimated using average first-day-of-the-month prices for the previous 12 months and that the standardized measure reflect discounted future net income Taxes related to Ovintiv’s operations. In addition, the COGE Handbook and NI 51-101 permit the presentation of reserves estimates and production volumes on a “company gross” basis, representing NuVista’s working interest share before deduction of royalties, and a “company net” basis, reflecting the deduction of royalties and similar payments, whereas the U.S. Standards require the presentation of net reserve estimates and production volumes after the deduction of royalties and similar payments. There are also differences in the technical reserves estimation standards applicable under NI 51-101 and, pursuant thereto, the COGE Handbook, and those applicable under the U.S. Standards. Along with NI 51-101 requiring more granular product type classification than required by U.S. Standards, NI 51-101 also requires that proved undeveloped reserves be reviewed annually for retention or reclassification if development has not proceeded as previously planned, while the U.S. Standards specify a five-year limit after initial booking for the development of proved undeveloped reserves. Additionally, the SEC prohibits disclosure of oil and natural gas resources in SEC filings, including contingent resources, whereas Canadian securities regulatory authorities permit disclosure of oil and natural gas resources. Resources are different than, and should not be construed as, reserves.

Selected Unaudited Pro Forma Operational Information for the Combined Company

The following is a summary of selected: (i) reserves and production information for NuVista and Ovintiv before giving effect to the Arrangement; (ii) pro forma reserves and production information for Ovintiv and its subsidiaries, including NuVista, after completion of the Arrangement (the “Combined Company”) for the year ended December 31, 2024 after giving effect to the completion of the Arrangement as if the Arrangement occurred on January 1, 2024; and (iii) pro forma production information for the Combined Company for the nine months ended September 30, 2025 after giving effect to the completion of the Arrangement as if the Arrangement occurred on January 1, 2024.

The unaudited pro forma combined reserves and production information is provided for illustrative purposes only and is not intended to represent what the Combined Company’s reserves and production information would have been had the Arrangement actually been consummated on January 1, 2024, nor is it indicative of Ovintiv’s future operational results. Because the pro forma reserves and production information set forth below has been prepared based upon preliminary estimates and the information available to NuVista and Ovintiv as of the date of the Circular, the impact of the Arrangement and the timing thereof could cause material differences from the information presented herein.

Important information concerning the oil and natural gas properties and operations of Ovintiv is contained in the Ovintiv Annual Report which is available on the SEDAR+ issuer profile of Ovintiv at www.sedarplus.ca and on Ovintiv’s EDGAR profile at www.sec.gov. Readers are encouraged to carefully review the Ovintiv Annual Report as the information set forth in the table below is a summary only and is qualified in its entirety by the Ovintiv Annual Report.

NuVista’s historical reserves were adjusted to comply with U.S. Standards, which NuVista U.S. Reserves Data is set forth below. The NuVista U.S. Reserves Data was prepared by GLJ at the direction of and for use by Ovintiv based on NuVista’s oil and gas information contained in the NuVista Reserves Report. While the NuVista U.S. Reserves

Data was prepared using certain of NuVista’s oil and gas information, NuVista did not participate in the preparation of the NuVista U.S. Reserves Data nor has the NuVista U.S. Reserves Data been reviewed or approved by the board of directors of NuVista or any committee thereof. NuVista’s historical reserves for the year ended December 31, 2024 prepared in accordance with NI 51-101 and in accordance with the procedures and standards contained in the COGE Handbook are set forth in the NuVista AIF, which is available on NuVista’s SEDAR+ profile at www.sedarplus.ca. Readers are cautioned that estimates of reserves made in accordance with NI 51-101 will differ from corresponding U.S. Standards and those differences may be material.

	As of and for the year ended December 31, 2024
	Ovintiv (Historical)	NuVista (Historical)	Pro Forma Combined(1) Company
Total Proved Reserves (2)(3)(4)(5)
Oil (MMbbls)	580.0	—	580.0
NGLs (MMbbls)	634.2	131.3	765.5
Natural Gas (Bcf)	5,057	1,582	6,639

Total Proved Reserves (Mboe)	2,057.1	395.0	2,452.0
Developed (Mboe)	1,207.1	174.7	1,381.8
Undeveloped (Mboe)	850.0	220.3	1,070.3

Total Proved Reserves (Mboe)	2,057.1	395.0	2,452.0
Average Daily Production (4)(5)
Oil (Mbbls/d)	168.3	22.1	190.4
NGLs (Mbbls/d)	133.7	6.8	140.5
Natural Gas (MMcf/d)	1,698	272	1,970

Total (BOE/d)	585.0	74.1	659.1

	For the nine months ended September 30, 2025
	Ovintiv (Historical)	NuVista (Historical)	Pro Forma Combined(1) Company
Average Daily Production (4)
Oil (Mbbls/d)	143.3	21.0	164.3
NGLs (Mbbls/d)	160.3	6.7	167.0
Natural Gas (MMcf/d)	1,847	266	2,113

Total (BOE/d)	611.5	72.0	683.5

Notes:

(1)	The numbers in this column were calculated by adding the numbers in the columns for each of Ovintiv and NuVista and may not sum due to rounding.
(2)

Pro forma reserves presented are based on reserves estimates set forth in the Ovintiv Annual Report and the NuVista U.S. Reserves Data. With respect to the pro forma reserves information presented in the table above, Ovintiv and NuVista did not construct a consolidated reserves report of the combined assets of Ovintiv and NuVista and did not engage an independent reserves evaluator.

(3)

All reserves information presented herein was prepared in accordance with U.S. Standards. These estimates were calculated using SEC trailing prices as adjusted for location and quality differentials. Any significant price changes will have a material effect on the quantity and present value of the reserves. These estimates depend on a number of variable factors and assumptions, including historical production from the area compared with production from other comparable producing areas, the assumed effects of regulations by governmental agencies, assumptions concerning future oil and gas prices, and assumptions concerning future operating costs, transportation costs, severance and excise taxes, development costs and workover and remedial costs. There are numerous uncertainties inherent in estimating quantities and values of proved reserves and in projecting future rates of production and the amount and timing of development expenditures, including many factors beyond the property owner’s control. The reserve data set forth above represents estimates only and should not be construed as being precise. The assumptions used in preparing these estimates may not be realized, causing the quantities of oil and gas that are ultimately recovered, the timing of the recovery of oil and gas reserves, the production and operating costs incurred and the amount and timing of future development expenditures to vary from the estimates presented herein. Actual production, revenues and expenditures with respect to reserves will vary from estimates and the variances may be material. The estimated pro forma combined reserves are not necessarily indicative of the results that might have occurred had the Arrangement been completed on January 1, 2024 and is not intended to be a projection of future results. As a result, future results may vary significantly from the pro forma results reflected herein.

(4)	Reserves volumes and production volumes are reported on an after-royalties basis.
(5)

Ovintiv’s historical reserves and production information as at and for the year ended December 31, 2024, and as a result, the pro forma reserves and production information for the Combined Company as at and for the year ended December 31, 2024, do not reflect any changes in Ovintiv’s reserves and production related to (i) Ovintiv’s acquisition of undivided interests in oil and gas properties, rights and related assets in the Montney formation from Paramount which closed on January 31, 2025; or (ii) Ovintiv’s disposition of the Uinta oil and gas properties, which closed on January 22, 2025. Readers should refer to Ovintiv’s Current Report on Form 8-K dated February 4, 2025, which is available on Ovintiv’s SEDAR+ issuer profile at www.sedarplus.ca and on Ovintiv’s EDGAR profile at www.sec.gov.

Pro Forma Consolidated Capitalization

There have not been any material changes in the share and loan capital of Ovintiv since September 30, 2025, the date of the Quarterly Report on Form 10-Q of Ovintiv for the quarterly period ended September 30, 2025 filed with the SEC on November 4, 2025 (the “Ovintiv Quarterly Report”), including Ovintiv’s interim consolidated unaudited financial statements as at and for the three and nine months ended September 30, 2025, together with the notes thereto, included in Item 1 of the Ovintiv Quarterly Report (the “Ovintiv Q3 Interim Financial Statements”), other than the issuance of US$212 million ($296 million) under Ovintiv’s Commercial Paper Program to fund the acquisition of 18.5 million NuVista Shares purchased in a private transaction for $16.00 per NuVista Share on October 1, 2025 (the “Private Transaction”). The following table sets forth the consolidated capitalization of Ovintiv as at September 30, 2025, before and after being adjusted on a pro forma basis to give effect to: (i) the Private Transaction; (ii) the Arrangement; and (iii) the borrowings under the Ovintiv Lending Arrangements (as defined below) in connection with the Arrangement. The following table should be read in conjunction with the Ovintiv Quarterly Report, which is available on Ovintiv’s SEDAR+ profile at www.sedarplus.ca and on Ovintiv’s EDGAR profile at www.sec.gov.

	September 30, 2025
(US $ millions, except share amounts)	Ovintiv Actual	Ovintiv Adjusted(1)
Cash and cash equivalents	25	25
Short-Term Borrowings
Ovintiv uncommitted demand facilities (2)	—	—
Ovintiv Lending Arrangements and Commercial Paper Program (3)(6)	360	2,043
Ovintiv 2026 Notes (4)	459	459
NuVista Notes (5)	—	—

Total Short-Term Borrowings	819	2,502
Long-Term Debt
Ovintiv U.S. dollar denominated unsecured notes	4,417	4,417
NuVista covenant-based credit facility(5)	—	—
Ovintiv debt premiums (discounts), net of transaction costs	(24)	(24)

Total Long-Term Debt	4,393	4,393
Shareholders’ Equity
Ovintiv share capital	3	3
Ovintiv paid in surplus(6)	7,758	8,956
Ovintiv retained earnings (7)	1,570	1,546
Ovintiv accumulated other comprehensive income	903	903

Total Shareholders’ Equity	10,234	11,408
Total Net Capitalization	15,421	18,278

Share Units (in millions) (8)	253.3	283.3

Notes:

(1)

After giving effect to: (i) the issuance of 29,977,258 Ovintiv Shares and US$1,126,709,167 ($1,568,577,429) in consideration for all of the issued and outstanding NuVista Shares not already owned by Ovintiv or its affiliates pursuant to the Arrangement; (ii) a draw down of US$1,126,709,167 ($1,568,577,429) on either the Ovintiv Term Loan or the Ovintiv Revolving Credit Facility (collectively, the “Ovintiv Lending Arrangements”) to fund the Cash Consideration under the Arrangement; (iii) the issuance of US$212 million ($296 million) under the Ovintiv Commercial Paper Program to fund the Private Transaction; and (iv) a draw down of US$274 million ($381 million) on either the Ovintiv Lending Arrangements to repay all amounts payable under the NuVista Note Indenture and the NuVista Credit Agreement which includes an assumed payment by NuVista in respect of all NuVista Incentives exercised or settled between the Agreement Date and the Effective Time. The aggregate Cash Consideration payable for the acquisition of all of the issued and outstanding NuVista Shares not already owned by Ovintiv or its affiliates pursuant to the Arrangement has been converted to U.S. dollars using the daily average exchange rate, as reported by the Bank of Canada on September 29, 2025 of $0.7183 per Canadian $1.00. Ovintiv has announced the divestiture process for Ovintiv’s Anadarko assets expected to commence in the first quarter of 2026, with proceeds expected to be used to pay down the Ovintiv Revolving Credit Facility and to repay the Ovintiv 2026 Notes (as defined below).

(2)

As at September 30, 2025, Ovintiv had net uncommitted demand lines of US$122 million. This includes three available uncommitted demand lines totaling US$305 million in place, net of US$183 million in relation to undrawn letters of credit.

(3)

As at September 30, 2025, Ovintiv had undrawn credit facilities of US$3.5 billion maturing in December 2029 (the “Ovintiv Revolving Credit Facility”). As at September 30, 2025, there was US$360 million of commercial paper issued under the Ovintiv Revolving Credit Facility. Ovintiv intends to draw down: (i) US$1,126,709,167 ($1,568,577,429) under the Ovintiv Lending Arrangements to fund the aggregate Cash Consideration under the Arrangement; and (ii) US$274 million ($381 million) under the Ovintiv Lending Arrangements to repay all amounts payable under the NuVista Note Indenture and the NuVista Credit Agreement which includes an assumed payment by NuVista in respect of all NuVista Incentives exercised or settled between the Agreement Date and the Effective Time. The (i) aggregate Cash Consideration payable for the acquisition of all of the issued and outstanding NuVista Shares not already owned by Ovintiv or its affiliates pursuant to the Arrangement, and (ii) aggregate amounts payable under the NuVista Note Indenture and the NuVista Credit Agreement, have been converted to U.S. dollars using the daily average exchange rate, as reported by the Bank of Canada on September 29, 2025 of $0.7183 per Canadian $1.00. In addition, on October 1, 2025, Ovintiv acquired 18.5 million NuVista Shares in the Private Transaction which was funded by the Ovintiv Commercial Paper Program.

(4)	As at September 30, 2025, Ovintiv had unsecured notes in the aggregate principal amount of US$459 million due January 1, 2026 (the “Ovintiv 2026 Notes”) issued and outstanding.
(5)

As at September 30, 2025, NuVista had: (i) an aggregate principal amount of $165 million (US$119 million) NuVista Notes outstanding; and (ii) $143 million (US$103 million) drawn under the NuVista Credit Agreement. Prior to the completion of the Arrangement, it is expected that NuVista will, upon request of Ovintiv, send a conditional notice of redemption to each holder of NuVista Notes, pursuant to the optional redemption provisions set forth in, and in accordance with the NuVista Note Indenture and the Arrangement Agreement. NuVista is expected to pay approximately $73 million (US$52 million) upon the exercise or settlement of NuVista Incentives between the Agreement Date and the Effective Time (assuming all NuVista Incentives are settled in cash) with funds drawn under the NuVista Credit Agreement and any cash on hand. In conjunction with the completion of the Arrangement, Ovintiv expects to draw down $381 million (US$274 million) under the Ovintiv Lending Arrangements in connection with the redemption of the NuVista Notes and to repay all amounts payable under the NuVista Credit Agreement. The aggregate principal amount outstanding on the NuVista Notes and the amounts owing under NuVista Credit Agreement have been converted to U.S. dollars using the daily average exchange rate, as reported by the Bank of Canada on September 29, 2025 of $0.7183 per Canadian $1.00.

(6)	Reflects the issuance of Ovintiv Shares using the closing stock price on the TSX of $55.48 on December 12, 2025.
(7)

Includes the estimated impact of costs of US$69 million ($96 million) by Ovintiv and NuVista associated with the Arrangement. The estimated transaction costs have been converted to U.S. dollars using the daily average exchange rate, as reported by the Bank of Canada on September 29, 2025 of $0.7183 per Canadian $1.00.

(8)

As of September 30, 2025, there were 253,258,560 Ovintiv Shares issued and outstanding. There have been no Ovintiv Shares repurchased for cancellation between September 30, 2025 to December 12, 2025, under Ovintiv’s normal course issuer bid program. As of December 12, 2025, there were 253,258,560 Ovintiv Shares issued and outstanding.